Exhibit 99.1

Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442	Media Relations Contact: Dan Smith, Hawaiian Telcom (808) 546-3124

For Immediate Release

Hawaiian Telcom Reports Third Quarter 2006 Results

HONOLULU (Tuesday, November 14, 2006) — Hawaiian Telcom Communications, Inc. today reported financial results for its third quarter 2006. Quarterly highlights for the company include:

•	Operating revenues increased 17.3 percent to $141.7 million from $120.8 million in the prior year, principally due to the application of purchase accounting. As compared to the second quarter 2006, revenues declined 2.1 percent.

•	Adjusted EBITDA (as defined herein) was $48.6 million.

•	Transition costs and other cost structure changes incurred in the third quarter were $3.4 million.

•	Access lines declined 1.8 percent sequentially to 615,300, as compared to the second quarter 2006 decline of 2.0 percent. The annual access line decline was 5.5 percent.

•	High-speed Internet connections were up 3.4 percent sequentially, or 3,000 lines, to 92,300 lines.

“The third quarter was a challenging one for the company on several fronts and there remains a lot of hard work ahead to overcome the cutover related systems issues we still face.” said Michael Ruley, Hawaiian Telcom’s chief executive officer. “We continue to make progress, but we are not satisfied with the pace of that improvement, so we have brought onboard significant external resources to assist us in meeting the needs of our customers, improving systems functionality, and strengthening our internal controls. Resolving these matters is the company’s number one near term priority.”

Third Quarter 2006 Results

Revenues

Third quarter operating revenues increased 17.3 percent to $141.7 million from $120.8 million in the prior year, principally due to the application of purchase accounting, which resulted in the deferral of revenue from its directories business in last year’s reporting. After adjusting for purchase accounting, third quarter operating revenues would have declined 3.2 percent annually. As compared to the second quarter 2006, operating revenues were approximately 2.1 percent lower.

“Our third quarter performance is not reflective of the progress and investment we have made to position Hawaiian Telcom to deliver innovation and value to the marketplace,” Ruley commented. “Last month we launched the Company’s first product bundles that provide unlimited local, long distance and dedicated high speed Internet service. We still have significant progress to make on the systems front to improve our operational productivity and strengthen our controls environment, but we will continue to selectively roll out products and services to take advantage of opportunities we see in the marketplace.”

Operating Expenses

Operating expenses for third quarter 2006 were $154.7 million compared with $150.7 million in the prior year. The year over year increase was primarily related to changes in our cost structure. Sequentially, operating expenses increased 5.7 percent from $146.3 million in the second quarter 2006. The increase is primarily due to an increase in reserves for uncollectible accounts and higher wireline activation costs as a result of a change in estimate, partially offset by lower compensation costs.

In the quarter, Hawaiian Telcom incurred $3.4 million of transition costs related to the cut-over from Verizon, including facilities renovation, relocation, systems, training and residual contractor costs.

Net Income/Adjusted EBITDA Reconciliation

To supplement our consolidated financial statements prepared and presented in accordance with GAAP, we use Adjusted EBITDA for debt compliance and management reporting purposes as a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Adjusted EBITDA for the third quarter 2006 was $48.6 million, and included a $9.7 million adjustment for incremental non-cash uncollectible reserves. Adjusted EBITDA was determined as follows (dollars in thousands):

Company
Three Months Ended September 30, 2006
Net loss	($43,934)
Income tax provision	1,200
Interest expense, net of interest income	29,730
Depreciation and amortization	48,538

EBITDA	35,534
Uncollectibles reserve adjustment	9,700
Transition costs	3,364

Adjusted EBITDA	$48,598

Cash & Liquidity

At the end of the third quarter Hawaiian Telcom had drawn $142.0 million under its revolving credit facility, down from $149.0 million at the end of the second quarter, and has $57.8 million available, subject to covenants. The Company generated cash of approximately $15.9 million in the third quarter from operating and investing activities, including payments for the transition costs mentioned earlier. Reported capital expenditures were $17.8 million for the third quarter.

Conference Call

The Company will host a conference call to discuss its third quarter 2006 results at 9:00 a.m. (Hawaii Time), or 2:00 p.m. (Eastern Time) on Wednesday, November 15th, 2006.

To access the call, participants should dial (888) 417-7534 (US/Canada), or (706) 679-4222 (International) five minutes prior to the start of the call. A telephonic replay of the conference will be available from 11:00 a.m. (Hawaii Time), or 4:00 p.m. (Eastern Time) on November, 15th, 2006 through November 22rd, 2006 by dialing (800) 633-8625 and entering confirmation code 21307216. Alternatively, the replay can be accessed by dialing (402) 977-9141 and entering confirmation code 21307216.

Use of Non-GAAP Financial Measures

EBITDA is defined as net income plus interest expense (net of interest income), income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA plus items related to our purchase of Verizon Hawaii affecting comparability, such as Directories deferrals resulting from purchase accounting and transition costs not expected to occur regularly in the ordinary course of business. The Company believes both of these non-GAAP measures, Adjusted EBITDA and EBITDA, are meaningful performance measures for investors because they are used by our Board and management to evaluate performance and make operating decisions as well as for covenant compliance purposes under the senior credit facility. The three months ended September 30, 2005 has not been presented as management does not feel this period is comparable or meaningful in comparison to the period presented.

Forward Looking Statements

In addition to historical information, this release includes certain statements and predictions that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, projection or estimate that includes or references the words “believes”, ““anticipates”, “intends”, “expects”, “will” or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including, but not limited to, Hawaiian Telcom’s ability to maintain its market position in communications services, including wireless, wireline and Internet services; general economic trends affecting the purchase or supply of communication services; world and national events that may affect the ability to provide services; changes in the regulatory environment; any rulings, orders or decrees that may be issued by any court or arbitrator; restrictions imposed under various credit facilities and debt instruments; work stoppages caused by labor disputes; adjustments resulting from year-end audit procedures; and Hawaiian Telcom’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s most recent Form 10-Q. The information contained in this release is as of November 14th, 2006. It is anticipated that subsequent events and developments will cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom is the state’s leading telecommunications provider, offering a wide spectrum of telecommunications products and services, which include local and long distance service, high-speed Internet, wireless services, and print directory and Internet directory services.

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Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in thousands)

	Company				Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,		Period from January 1 to May 1, 2005
	2006	2005	2006	2005
Operating revenues	$141,653	$120,756	$427,846	$201,779	$200,700

Operating expenses:
Cost of services and sales (exclusive of depreciation and amortization)	52,427	58,499	173,772	94,354	76,300
Selling, general and administrative	53,692	52,208	144,553	118,179	48,900
Depreciation and amortization	48,538	39,995	134,167	66,643	39,600

Total operating expenses	154,657	150,702	452,492	279,176	164,800

Operating income (loss)	(13,004)	(29,946)	(24,646)	(77,397)	35,900

Other income (expense):
Interest expense	(29,842)	(27,256)	(86,190)	(51,604)	(11,700)
Other income and expense, net	112	(430)	324	167	600

Total other income (expense)	(29,730)	(27,686)	(85,866)	(51,437)	(11,100)

Income (loss) before provision for income taxes	(42,734)	(57,632)	(110,512)	(128,834)	24,800

Provision for income taxes	1,200	1,400	4,243	2,600	8,700

Net income (loss)	$(43,934)	$(59,032)	$(114,755)	$(131,434)	$16,100

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in thousands, except per share information)

	September 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$10,623	$10,321
Receivables, net	93,243	78,940
Material and supplies	8,978	5,711
Prepaid expenses	7,093	4,364
Other current assets	3,754	6,346

Total current assets	123,691	105,682
Property, plant and equipment, net	815,126	817,333
Deferred financing and other assets	51,064	52,067
Intangible assets, net	599,215	647,199
Goodwill	136,779	134,273

Total assets	$1,725,875	$1,756,554

Liabilities and Stockholder’s Equity
Current liabilities
Accounts payable	$77,452	$50,387
Accrued expenses	38,289	32,572
Advance billings and customer deposits	16,756	16,006
Current maturities of long-term debt	19,000	3,000
Other current liabilities	3,701	9,306

Total current liabilities	155,198	111,271
Long-term debt	1,371,000	1,343,500
Deferred income taxes	8,300	4,100
Employee benefit obligations	51,001	44,141
Other liabilities	7,621	7,345

Total liabilities	1,593,120	1,510,357

Commitments and contingencies

Stockholder’s equity
Common stock, par value of $0.01 per share, 1,000 shares authorized and issued	—	—
Additional paid-in capital	428,056	428,000
Accumulated other comprehensive income	12,532	11,275
Accumulated deficit	(307,833)	(193,078)

Total stockholder’s equity	132,755	246,197

Total liabilities and stockholder’s equity	$1,725,875	$1,756,554

Hawaiian Telcom Communications, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in thousands)

	Company		Predecessor
	Nine Months Ended September 30,		Period from January 1 to May 1, 2005
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(114,755)	$(131,434)	$16,100
Adjustments to reconcile net income (loss) to net cash provided (used in) by operating activities
Depreciation and amortization	134,167	66,643	39,600
Deferred income taxes, net	4,200	2,600	(11,700)
Employee retirement benefits	6,860	7,566	(300)
Provision for uncollectibles	22,936	1,719	1,000
Changes in operating assets and liabilities:
Receivables	(39,495)	20,024	10,400
Material and supplies	(3,267)	(973)	(3,300)
Other current assets	(138)	(7,249)	(400)
Accounts payable and accrued expenses	33,485	32,552	(8,800)
Other current liabilities	(5,806)	(14,897)	1,400
Other, net	2,591	3,943	(7,800)

Net cash provided by (used in) operating activities	40,778	(19,506)	36,200

Cash flows from investing activities:
Capital expenditures	(83,976)	(64,311)	(22,800)
Proceeds on sale of investments	—	15,000	—
Purchase of Verizon’s Hawaii Business, net of cash acquired	—	(1,334,630)	—
Net change in note receivable	—	—	11,300
Other	—	—	(200)

Net cash used in investing activities	(83,976)	(1,383,941)	(11,700)

Cash flows from financing activities:
Capital contribution	—	428,000	—
Proceeds from issuance of debt	404,000	1,028,300	—
Payment of deferred debt issue costs	—	(37,763)	—
Repayment of debt	(360,500)	(6,800)	(283,800)
Net change in parent funding	—	—	259,700
Other	—	—	100

Net cash provided by (used in) financing activities	43,500	1,411,737	(24,000)

Net change in cash and cash equivalents	302	8,290	500
Cash and cash equivalents, beginning of period	10,321	—	1,200

Cash and cash equivalents, end of period	$10,623	$8,290	$1,700